Exhibit 99.1

Filed by PennyMac Financial Services, Inc. (File No. 001-35916)
pursuant to Rule 425 under the Securities Act of 1933
and deemed filed pursuant to Rule 14a-12 of the Securities Exchange Act
Subject Company: New PennyMac Financial Services, Inc.
CIK: 0001745916

File No. 333-226531

Proposed Reorganization to Simplify Corporate Structure

Forward-Looking Statements 2 This presentation contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. These forward-looking statements include statements regarding the Company’s proposed corporate reorganization, the expected benefits of such reorganization and the related impact on existing stakeholders, estimates regarding future market capitalization and the anticipated financial impact of the corporate reorganization. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: the continually changing federal, state and local laws and regulations applicable to the highly regulated industry in which we operate; lawsuits or governmental actions that may result from any noncompliance with the laws and regulations applicable to our businesses; the mortgage lending and servicing-related regulations promulgated by the Consumer Financial Protection Bureau and its enforcement of these regulations; our dependence on U.S. government-sponsored entities and changes in their current roles or their guarantees or guidelines; changes to government mortgage modification programs; the licensing and operational requirements of states and other jurisdictions applicable to the Company’s businesses, to which our bank competitors are not subject; foreclosure delays and changes in foreclosure practices; certain banking regulations that may limit our business activities; changes in macroeconomic and U.S. real estate market conditions; difficulties inherent in growing loan production volume; difficulties inherent in adjusting the size of our operations to reflect changes in business levels; purchase opportunities for mortgage servicing rights and our success in winning bids; changes in prevailing interest rates; increases in loan delinquencies and defaults; our reliance on PennyMac Mortgage Investment Trust (NYSE: PMT) as a significant source of financing for, and revenue related to, our mortgage banking business; any required additional capital and liquidity to support business growth that may not be available on acceptable terms, if at all; our obligation to indemnify third-party purchasers or repurchase loans if loans that we originate, acquire, service or assist in the fulfillment of, fail to meet certain criteria or characteristics or under other circumstances; our obligation to indemnify PMT and the Investment Funds if our services fail to meet certain criteria or characteristics or under other circumstances; decreases in the returns on the assets that we select and manage for our clients, and our resulting management and incentive fees; the extensive amount of regulation applicable to our investment management segment; conflicts of interest in allocating our services and investment opportunities among us and our advised entities; the effect of public opinion on our reputation; our recent growth; our ability to effectively identify, manage, monitor and mitigate financial risks; our initiation of new business activities or expansion of existing business activities; our ability to detect misconduct and fraud; and our ability to mitigate cybersecurity risks and cyber incidents. Our exposure to risks of loss resulting from adverse weather conditions and man-made or natural disasters; and or organizational structure and certain requirements in our charter documents. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this presentation are current as of the date of this presentation only. Non-solicitation The Form S-4 relating to the shares of common stock of New PennyMac Financial Services, Inc. (“New PennyMac”) has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy these securities be accepted before the time the Form S-4 becomes effective. This presentation will not constitute an offer to sell or a solicitation of an offer to buy shares of common stock of New PennyMac, and will not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction. Additional Information and Where to Find It In connection with the Reorganization, New PennyMac filed the Form S-4 with the SEC, which has not yet become effective, that includes the Company’s proxy statement that also constitutes a prospectus of New PennyMac. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS, AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT THE COMPANY, NEW PENNYMAC AND THE REORGANIZATION. A definitive proxy statement will be sent to the Company’s stockholders seeking approval of the Reorganization after the Form S-4 is declared effective. The proxy statement/prospectus and other documents relating to the Reorganization may be obtained free of charge from the SEC’s website at www.sec.gov. Participation in Solicitation This communication is not a solicitation of a proxy from any investor or stockholder. However, the Company, New PennyMac and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the Reorganization under the rules of the SEC. Information regarding the Company’s directors and executive officers may be found in its definitive proxy statement relating to its 2018 Annual Meeting of Stockholders filed with the SEC on April 17, 2018 and in the proxy statement/prospectus included in the Form S-4. Information regarding New PennyMac’s directors and executive officers may be found in the proxy statement/prospectus included in the Form S-4. These documents may be obtained free of charge from the SEC’s website at www.sec.gov.

PFSI Proposes Corporate Reorganization 3 Reorganization would convert all equity ownership into a single class of publicly-traded common stock of “New PennyMac” Contingent on stockholder approval; closing expected by year-end 2018 Simplified Corporate Structure – all equity holders will be represented by a single class of common stock Simplified Financial Reporting Eliminates allocation of income and equity between PFSI common stockholders and PNMAC unitholders More easily understood by investors and analysts; straightforward earnings and book value per share calculations Greater comparability to most other publicly-traded companies Expands Potential Investor Universe and Demand for the Stock Will increase market capitalization from approximately $500 million to approximately $1.5 billion(1) Enables certain investors to own larger stockholdings where position limits are tied to percentages of companies’ market capitalization Increases eligibility for inclusion in certain stock indices Key Implications for Existing PFSI Stockholders As of August 1, 2018. Increase results from the conversion of PNMAC Class A Units into common stock of “New PennyMac”.

Why We Are Pursuing This Reorganization Now 4 The existing “Up-C” structure was put in place with PFSI’s IPO in 2013. Since then Corporate Tax Reform The Tax Cuts and Jobs Act reduced the corporate tax rate from 35% to 21% This change reduced the potential value of tax assets created under the existing structure when PNMAC unitholders exchange for PFSI stock Business Model Generates Limited Taxable Income PennyMac’s mortgage production activities have grown substantially ($17 billion of UPB produced for PFSI’s own account in 2013 vs. $46 billion in 2017) Income associated with mortgage servicing rights (MSRs) created upon securitization of loans can be deferred under U.S. tax law This typically results in current period tax losses for our production business and PennyMac Financial overall Given our current and projected loan production levels, we do not expect to utilize tax benefits for some time

Impact of Reorganization on the Existing Classes of Equity Holders 5 PNMAC Unitholders Existing PFSI Stockholders Give Up 85% of potential tax benefits resulting from future unit exchanges pursuant to the Tax Receivable Agreement (TRA) – but value likely limited due to taxable income outlook Potential pass-through treatment on any allocated taxable income 15% of potential tax benefits resulting from future unit exchanges pursuant to the TRA – but value likely limited due to taxable income outlook Get Simplified corporate structure Expands potential investor universe and demand for the stock Long-term capital gains treatment on stock sales (assuming at least a one-year holding period post transaction); unit exchanges under existing structure are generally taxable as ordinary income Simplified corporate structure Expands potential investor universe and demand for the stock Will likely result in greater liquidity over time from stock sales by former unitholders that are able to benefit from long-term capital gains treatment

Comparison of PFSI to "New PennyMac"

PennyMac Financial – Today	"New PennyMac" as Proposed
• Market capitalization of approximately \$500 million[(1)]	• Market capitalization of approximately \$1.5 billion[(1)]
• Two classes of common stock – Class A Common Stock – Class B Common Stock (representing one vote per Class A Unit of PNMAC; not publicly traded)	• One class of publicly traded common stock that represents all equity ownership
• Approximately 68% of economic ownership is in the form of private ownership units	• Simplified financial reporting
• Unitholders can exchange for PFSI Class A Common Stock, resulting in potential tax benefits pursuant to the TRA	• No further exchanges of PNMAC units and therefore no further TRA tax benefits created

Remaining elements of structure and governance are the same, including:

- 11-member Board of Directors
- Ownership percentages of existing equity holders
- Company business model and strategic objectives
- Potential tax benefits for PFSI and previous unitholders, resulting from prior units exchanged pursuant to the TRA, remain
- Voting rights of equity holders
- Governance structure and stockholder rights
  - BlackRock and Highfields have certain rights under stockholders' agreement

(1) As of August 1, 2018

PennyMac Financial Services, Inc.

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Illustrative Transaction Structure

Current PennyMac Financial Structure



Nonpublic
Class B Common Stock (1)
68%
Public Class A
Common Stock
32%
Voting Rights
Economic Interests
(Class A PNMAC Units)
PFSI
PNMAC
LLC

	Old	New
Market Cap[(2)]		
Class A Common Stock	$ 479	$ 1,482
Class A Units	1,003	N/A
Total	**$ 1,482**	**$ 1,482**

Proposed Structure



Common Stockholders
100%
New
PennyMac
PFSI
68%
32%
PNMAC
LLC

- PFSI Class A Common Stock and PNMAC Class A Units to be contributed / exchanged for common stock of New PennyMac on a 1:1 basis
- No change in ownership percentages as a result of the transaction

PennyMac Financial Services, Inc.

(1) Held by PennyMac founders BlackRock Mortgage Ventures, LLC, HC Partners, LLC, formerly known as Highfields Capital Investments, LLC, and members of our executive management team
(2) Market capitalization as of August 1, 2018

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Financial Impact of the Reorganization [(1)]

Pro Forma Balance Sheet at June 30, 2018	Historical	Pro forma adjustments	Pro forma	Comments
		(in millions except book value per share)		
Total assets	$ 6,841.7	$ (10.1)	$ 6,831.6	Special dividend
Total liabilities	$ 4,979.8	$ 305.3	$ 5,285.1	Increase in income taxes payable primarily due to the conversion of PNMAC units
Total stockholders' equity attributable to PFSI common stockholders	$ 529.9	$ 1,016.6	$ 1,546.5	Primarily reclassification of noncontrolling interest
Noncontrolling interest in Private National Mortgage Acceptance Company, LLC	$ 1,332.0	$ (1,332.0)	$ -	
Total stockholders' equity	$ 1,861.9	$ (315.4)	$ 1,546.5	Reflects special dividend and increase in income taxes payable
Total liabilities and stockholders' equity	$ 6,841.7	$ (10.1)	$ 6,831.6	
Shares outstanding	25.0	52.4	77.4	
Book value per share	$ 21.19		$ 19.98	
Special dividend			0.40	
Book value per share plus special dividend			$ 20.38	

- No change in earnings per share for six months ended June 30, 2018
- Earnings per share for the year ended December 31, 2017 would increase due to the remeasurement of tax-related items as a result of the Tax Cuts and Jobs Act

(1) Please see complete pro forma financial statements and associated notes on pages 30-35 of the Form S-4 filed by New PennyMac Financial Services, Inc. on August 2, 2018

PennyMac Financial Services, Inc.

8

Net tax benefits from Deferred Tax Asset and TRA at PFSI Reflects the recognition of deferred tax liability associated with pre-IPO income as PNMAC unitholders convert; difference exists under current structure when PNMAC unitholders exchange for PFSI Class A Common Stock Differences in Book Value Per Share 9 Difference exists under current structure when PNMAC unitholders exchange for PFSI Class A Common Stock Difference results from tax-related items which are not distributed proportionately between PFSI and PNMAC Most of the difference exists under current structure when PNMAC unitholders exchange for PFSI Class A Common Stock Economic value of these tax-related items is limited – not likely to be utilized for an extended period due to the Company’s business model and expectations for taxable income Figures may not sum exactly due to rounding Pro forma book value per share plus special dividend $20.38 Book value per PFSI share at June 30, 2018 21.19 Difference ($0.81) Amount at Per Share Amount Item 6/30/18 ($ in millions) Existing PFSI New PennyMac Difference 1. Net TRA Benefit $8.3 $0.33 $0.11 ($0.22) 2. Other Tax Assets 14.7 0.59 0.19 (0.40) 3. Deferred Tax Liability in Excess of PFSI Share (14.2) N/A (0.18) (0.18) Total (1) ($0.81)

Key Takeaways for Proposed Reorganization 10 Simplified corporate structure – single class of common stock Simplified financial reporting Expands potential investor universe and demand for the stock Business strategy, stockholder rights and governance structure remain unchanged